UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 23, 2006

                        AMERICAN LEISURE HOLDINGS, INC.
                        -------------------------------
             (Exact name of registrant as specified in its charter)


                Nevada                 333-48312           75-2877111
               -------                ----------          -----------
    (State or other jurisdiction     (Commission        (IRS Employer
          of incorporation)          File Number)     Identification No.)


                    2460 Sand Lake Road, Orlando, FL, 32809
                    ---------------------------------------
               (Address of principal executive offices)(Zip Code)


        Registrant's telephone number, including area code (407) 251-2240


                                      N/A
                                      ---
                         (Former name or former address,
                          if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM  1.01     ENTRY  INTO  A  MATERIAL  DEFINITIVE  AGREEMENT.

     On March 23, 2006, American Leisure Holdings, Inc. (the "Company") and Harborage Leasing Corporation ("Harborage") entered into a Stock Purchase Agreement dated as of December 30, 2005 (the "Purchase Agreement"), pursuant to which the Company has purchased 15,000 shares of the common stock of Tierra del Sol Resort, Inc. ("TDSR") from Harborage.

     The shares of TDSR acquired by the Company represented the minority interest held in TDSR. The remaining shares were owned by the Company. TDSR is now the beneficial owner of 100% of TDSR which holds a 97.1% interest in the Tierra del Sol Resort project being developed by the Company near Orlando, Florida. The consideration for the purchase of the shares of TDSR consisted of the following:

     (i) A promissory note in the amount of $1,411,705 payable by the Company to Harborage (the "Harborage Note"). The Harborage Note bears interest at the rate of 12% per annum and is payable in one lump sum of principal and accrued interest on July 1, 2006. Additionally, the Harborage Note may be paid by the Company at any time prior to its due date without penalty.

     (ii) The right to receive without payment two three-bedroom condominium units to be constructed at Phase 2 of the Tierra del Sol Resort at the time of their completion. In the event that the Company is unable to arrange for the transfer of such units to Harborage on or before December 31, 2007, then the Company is obligated to pay to Harborage the amount of $500,000 for each such unit.

     (iii) 197,000  shares  of  the  common  stock  of  AMLH.

     (iv) Warrants to acquire 300,000 shares of the common stock of AMLH at an exercise price of $5.00 per share (the "Harborage Warrants"). The Harborage Warrants are exercisable at any time on or after the date of issuance through December 31, 2010.

     Under the terms of the Purchase Agreement, the Company has granted to Harborage a put option pursuant to which Harborage has the right to require the Company repurchase the 197,000 shares which the Company will issue to Harborage under the terms of the Purchase Agreement. The put option is subject to the following terms and conditions

     (i) The exercise price of the put option will be $5.00 per share, subject to adjustments for stock dividends, stock splits and similar corporate actions.

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     (ii) The put  option  may  be  exercised  during  the first sixty (60) days of 2007, provided that the put option has not been terminated prior to that date.

     (iii) The put option will expire and be of no further force and effect in the event that both of the following conditions are fulfilled: (A) Harborage has the ability to resell the 197,000 shares into the existing public market pursuant to either an effective registration statement under the Securities Act of 1933 or under Rule 144; and (B) after the fulfillment of the foregoing condition, the average closing price of the common stock of the Company for a period of thirty (30) consecutive trading days equals or exceeds $5.00 per share.

     The obligations of the Company under the Purchase Agreement and the Note have been personally guaranteed by Malcolm J. Wright, the Company's Chief Executive Officer. In consideration for Mr. Wright's guarantee, and pursuant to an existing agreement between Mr. Wright and the Company, Mr. Wright will earn a fee equal to three percent (3%) of the total amount guaranteed, including the Harborage Note, Harborage Warrants, 197,000 shares of the Company's common stock and the two three-bedroom condominiums. The Company paid this fee through the grant of 102,351 warrants to purchase the Company's common stock at an exercise price of $1.02 per share. These warrants will expire 5 years from the expiration of the guaranty.

ITEM 3.02  UNREGISTERED SALE OF EQUITY SECURITIES

     In connection with the Purchase Agreement described in Item 1.01, the Company agreed to issue 197,000 shares of its common stock to Harborage and warrants to acquire 300,000 shares of the Company's common stock with an exercise price of $5.00 per share. The issuance of the shares and the warrants has been made in reliance upon Section 4(2) of the Securities Act of 1933.

     In connection with Mr. Wright's guaranty of the Harborage Note, Harborage Warrants, 197,000 shares of the Company's common stock and the two three-bedroom condominiums as described above, the Company granted Mr. Wright 102,351 warrants to purchase shares of the Company's common stock at $1.02 per share, which warrants expire 5 years from the expiration of the guaranty. The issuance of the shares and the warrants has been made in reliance upon Section 4(2) of the Securities Act of 1933.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits.

Exhibit  10.1       Purchase  Agreement  dated  as  of  December  30,  2005
                    between American Leisure Holdings, Inc., and Harborage Leasing Corporation.

Exhibit 10.2 Promissory Note dated as of December 30, 2005 in the original principal amount of $1,411,705 made by American Leisure Holdings, Inc. in favor of Harborage Leasing Corporation.

Exhibit  10.3       Warrant  dated  as  of  December  30,  2005 made by American
                    Leisure Holdings, Inc. in favor of Harborage Leasing Corporation.

Exhibit  10.4       Guaranty  of  Malcolm  J.  Wright

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LEISURE HOLDINGS, INC.

By: /s/ Malcolm J. Wright
    ---------------------
    Malcolm J. Wright
    Chief Executive Officer

Dated:  March 29, 2006

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